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                                                                   EXHIBIT 10.10



                              EXECUTIVE AGREEMENT

This Agreement is made on 1 October 2004 by and among EMA Telstar Gruppen AB, corp, reg. no. 556155-2703, Box 241 51,104 51 Stockholm and

Mr Thomas Johansson, 480819-1136, Molna Gard, 181 61 Lidingo, (the "Manager")

The term of the Agreement is October 1, 2004 - December 31, 2007 ("Initial
Term").

1.    POSITION

The Manager is hereby employed as Chairman Clear Channel Entertainment, Europe Music, and CEO & Head Promoter Nordic and based at the Companies' office in Stockholm. The parties agree that the Manager holds a managerial position and that the Swedish act on Employment Protection does not apply to the Manager's employment hereunder.

The employment will start on 1 October 2004 ("Commencement Date") and continue until terminated in accordance with the provisions of this agreement.

The Manager warrants that he is not prevented from taking up the employment or from performing his duties in accordance with the terms of this agreement by any obligation or duty owed to any other patty, whether contractual or otherwise.

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2.    RESPONSIBILITIES AND DUTIES

The Manager shall represent Clear Channel Entertainment, Europe Music as Chairman and is as CEO & Head Promoter Nordic responsible for all promoter activities within the Nordic region.

The Manager will work any hours which may be reasonably necessary to perform his duties to the satisfaction of the Board.

3.    EXTERNAL FUNCTIONS AND SIDELINE ACTIVITIES

The Manager shall devote all of his working time and capacity to his employment hereunder. He may not conduct business on his own or through representatives or receive assignments or in any other way conduct business which may interfere with his employment hereunder without prior written approval by the Companies. The Manager's current assignments, which have been approved by the Companies, are listed in Exhibit 1.

4.    CONFIDENTIALITY

The Manager is under an obligation to protect the interests of the Company and its affiliates at all times and may not disclose to any third party any confidential or proprietary information regarding the Company or any affiliate's business.

If the Manager should leave his position with the Company, he will immediately return all notes, memoranda, documents and records (whether tangible or electronically stored) concerning the business of the Company or its affiliates. The responsibilities of the Manager under this Section 4 shall survive the termination of the Manager's employment hereunder.
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5.    SALARY AND OTHER EMPLOYMENT BENEFITS

The Manager will receive the Gross Annual Salary of SEK 2,900,000 payable in twelve equal monthly instalments.

The Manager is also entitled to a Pension Contribution of SEK 400,000 annually, paid from Clear Channel Entertainment UK, for The Managers duties as Chairman.

Both above mentioned amounts shall be increased with 5% annually with effect from 1 October each year.

The amount also includes compensation for any other appointments or directorships which the Manager may have within the Company or any affiliates.

The Manager shall also be entitled to following Annual Bonuses:

  -   2.35% of EMA Telstar Gruppen AB's consolidated EBITDA.

  - 20% of the Gross Annual Salary and the Pension Contribution if Europe Music hit 15% annual growth over the previous year (after any proforma adjustments).

      The bonus is scaled depending on the real growth according to Schedule 2. The bonuses will be paid no later than at the end of March in fee year following the relevant bonus year. The bonus year are equivalent to the fiscal year and the first bonus year will be 2005.

The Manager is also entitled to a Sign On Fee of $200,000, payable upon signing of this agreement. If the Manager terminates this Agreement prior to the end of the Initial Term, the Sign On Fee shall be repaid pro rata the number of months remaining of the Initial Term. Eg. If the Manager terminates his contract after
19.5 months, 50% of the Sign On Fee shall be repaid.

If the Manager has not terminated this Agreement, or it has been terminated by the Company, other than for the Manager's material breach of contract, prior to end of the Initial Term, he is entitled to an Additional Bonus equalling to 3 times 2.35% of the average increase of the EBITDA during the Initial Term.
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For avoidance of doubt, Schedule 1, further describes how the Annual Bonus,
Additional Bonus and Sign On fee shall be calculated.

Neither Bonus, Additional Bonus or Sign On Fee will be taken into account for pension and holiday pay purposes.

The Manager will not be compensated for overtime or travel time.

6.    VACATION

The Manager shall be entitled to 30 days vacation per calendar year.

7.    TRAVEL EXPENSES

The Manager is entitled to reimbursement for reasonable travel costs and other expenses in representing the Company and conducting business on behalf of the Company according to Company policy. The Company will require the Manager to produce receipts or other documents together with an expense claim as proof that the Manager has incurred any expenses he claims.

8.    PROPRIETARY RIGHTS

Within the limits of the Swedish legislation on the proprietary rights to inventions made by employees, the Company holds the proprietary right to all inventions and solutions developed by the Manager while in the service of the Companies, which relate to the business of products of the Company or which are invented or developed in the course of his employment. The same applies to copyright, trade marks, designs and other intellectual property right.

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The Manager will further transfer to the Company all work and intellectual property rights in respect of what has been produced or processed by the Manager himself, or together with another, or which may otherwise be considered as a result of the employment.

The Company shall be entitled to make changes to the work (Sw.: "verk") or other property (Sw.: "alster") transferred to the Company in accordance with this clause 8 and shall also be entitled to transfer these rights to another.

Work and Intellectual property means, but is not limited to, ideas, methods, discoveries, trade marks, copyright computer programmes etc.

9.    INITIAL TERM AND NOTICE PERIOD

This Agreement, may be terminated by either party by giving twelve (12) months' written notice to the other.

The period between the Commencement Date and December 31, 2007 is referred to as the "Initial Term" to which certain provisions of this agreement relate, such as Sign On Fee (clause 5 fourth paragraph) and Severance Payment (Clause 10).

During the notice period, the Company may at its sole discretion release the Manager from his duties and restrict access to the Company premises or property with immediate effect. Such release will not affect the Manager's right to employment benefits during the notice period.

The Company shall also have the right to require that paragraph 2 of clause 4 to be complied with by the Manager at any time during the notice period.

The Manager will immediately resign from any directorship or other appointments which he holds in the Company or any affiliate, upon receiving notice of termination of this agreement.
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The Company has the right to dismiss the Manager with immediate effect, if he has materially neglected his obligations to the Company or otherwise commits a material breach of this agreement.

The parties shall start to renegotiate this contract no later than 12 month prior the end of the Initial Term. The negotiation has to be finalised no later than 6 months prior the end of the Initial Term, unless the parties mutually agrees otherwise.


10.   SEVERANCE PAY

If the Company terminates the Manager's employment to expire prior to the expiration of the Initial Term, and no other agreement is concluded, the Manager shall be entitled to the following severance pay. The Manager shall receive the full Gross Annual Salary at the rate applicable at the date of termination, to be paid in monthly instalments, plus Annual Bonus and Additional Bonus as described in clause 5.

The Company will deduct from the Severance Pay, any income or compensation which the Manager receives from employment or other business that he has procured, as well as for compensation which, the company can prove, he ought to have procured, for similar position in a company with similar in size and quality as the Company.

To enable the Company to provide the compensation, the Manager is obliged to keep the Company fully informed of his income or remuneration under a new employment or business.

11.    POST-TERMINATION RESTRICTIONS

The Manager acknowledges that, in performing his duties hereunder, he will have access to confidential information and trade secrets relating to and being the property of the Company and its affiliates, and will obtain personal knowledge of, or influence over, the Company's customers, suppliers and employees.

The Manager further acknowledges that, in the event of termination of the employment hereunder, it is unlikely that he will be able to perform his duties in any

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subsequent employment efficiently or properly without the deliberate or subconscious recourse to or use of such confidential information or trade secrets. Accordingly, and regardless of whether the notice of termination is made by the Company or the Manager, and the Manager has not received written notice from the Company relieving him from the competition limitation set forth in this Section, the Manager undertakes for a period of two (2) year following
(i) the termination of the employment, not to either directly or indirectly, as a director, principal, partner, agent, consultant or employee, whether on his own behalf or as an agent for any other person, firm, company or other organization, (i) (1) engage in any business or activity which competes with that of the Company or its affiliates, or (2) solicit attempt to solicit, accept or facilitate the acceptance of orders from, or supply, any goods or services to any of the Company's customers or suppliers (being customer or supplier at or prior to termination of employment) in competition with those supplied by the Company or its affiliates from or to, as the case may be, any person, firm, company or other organisation, nor (ii) induce or procure, or attempt to induce or procure, any person who is an employee of the Company or its affiliates to leave their employment with the Company and not to be involved in the acceptance of such person into the employment of the Manager's new business or company, or in any other way we such employees services.

If termination of this agreement is made by the Company or the Manager and if the Manager has not been relieved from the post-termination restrictions by the Company, the Company shall compensate the Manager for the restrictions in (i)
(1) and (2) and (ii) in proceeding section above. The compensation shall correspond to 80% of the Gross Annual Salary including pension as provided at the date of termination of the employment, paid in twenty four (24) monthly installments. From this compensation shall be deducted the compensation which the Manager receives from new employment or other business which he has procured, as well as for compensation which, the company can prove, he ought to have procured, for similar position in a company with similar in size and quality as the Company. The Manager will furthermore not receive any compensation during the period which Severance Pay is

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provided by the Company (if any), although the restrictions set out in this clause 11 will apply.


The Company may at any time release the Manager from the obligations under item i(1) and (2) and (ii) above, by giving 3 months written notice. In such case, the Company will have no further obligation to pay compensation to the Manager under this clause 11.

If the Company or the group of companies, that the Company belongs to, is sold, the Manager is automatically relieved from the Post-Termination Restrictions. All other obligations hereunder remain in place.

12.   DATA PROTECTION

The Manager consents to the processing and disclosure of personal data (including sensitive data, such as medical and health data, where necessary) in relation to the Manager both inside and, where necessary, outside the European Economic Area for the purposes of administrating the employment relationship, including but not limited to; salary administration, pension administration, health administration health insurance/ benefits, training and appraisal, including performance records and disciplinary records, equal opportunities monitoring, any Company benefit administration, and for the purpose of any potential sale of the shares of the Company or any group company or other change of control or any potential transfer of the Manager's employment.

Disclosure may include, in the case of sale, change of control or transfer, disclosure to the potential purchaser or investor and their advisors.

The Manager is entitled to receive information about the processing of his personal data and to request that any incorrect data be rectified.

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13.   ENTIRE AGREEMENT AND AMENDMENTS

This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and understandings among the Company and the Manager with respect to its subject matter. Any amendment to this Agreement shall be in writing and signed by the parties hereto or their duly authorized representatives.

14.   GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Sweden.

15.   ARBITRATION

Any dispute, controversy or claim arising out of or relating to this Agreement, the breach, termination or invalidity hereof shall, unless resolved by agreement between the parties, be finally settled by arbitration in accordance with the at each time applicable Swedish Arbitration Act. The place of arbitration shall be Stockholm and the language of the proceedings English. The arbitral tribunal shall be composed of 3 arbitrators.

If the aggregate cost for the arbitration exceeds four times the "base amount" (basbelopp) under the Act on National Insurance, the excess amount shall irrespective of the outcome, be paid by the Company.

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Stockholm, on 21st / Feb 2005                      Stockholm, on 25/1 2005

/s/ Thomas Johansson                               /s/ [ILLEGIBLE]
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    Thomas Johansson